Exhibit 99(e)(1)

DISTRIBUTION AGREEMENT

(Amended as of July 28, 2008)

AGREEMENT made this 16th day of April, 2004, between TAMARACK FUNDS TRUST (the "Trust"), a Delaware statutory trust, and TAMARACK DISTRIBUTORS INC. ("Distributor").

WHEREAS, the Trust is an open-end management investment company, organized as a Delaware statutory trust and registered with the Securities and Exchange Commission (the "Commission") under the Investment Company Act of 1940, as amended (the "1940 Act"); and

WHEREAS, it is intended that Distributor act as the distributor of the units of beneficial interest ("Shares") of the investment portfolios of the Trust listed on Schedule A hereto (such portfolios being referred to individually as a "Fund" and collectively as the "Funds"), including all classes of shares of the Funds.

NOW, THEREFORE, in consideration of the mutual premises and covenants herein set forth, the parties agree as follows:

1.	Services as Distributor.

1.1.      Distributor (i) will act as agent for the distribution of the Fund’s Shares, which are covered by the registration statement and prospectus of the Trust then in effect under the Securities Act of 1933, as amended (the "Securities Act") and (ii) will perform such additional services as are provided in this Section 1 (collectively, the "Services”). As used in this Agreement, the term "registration statement" shall mean Parts A (the prospectus), B (the Statement of Additional Information) and C of each registration statement that is filed on Form N-1A, or any successor thereto, with the Commission, together with any amendments thereto. The term "prospectus" shall mean each form of prospectus and Statement of Additional Information used by the Funds for delivery to shareholders and prospective shareholders after the effective dates of the above-referenced registration statements, together with any amendments and supplements thereto.

1.2.      Distributor agrees to use appropriate efforts to solicit orders for the sale of the Shares and will undertake such advertising and promotion as it believes reasonable in connection with such solicitation. The Trust understands that Distributor is now and may in the future be the distributor of the shares of other investment companies or series (together, "Investment Companies") including Investment Companies having investment objectives similar to those of the Trust. The Trust further understands that investors and potential investors in the Trust may invest in shares of such other Investment Companies. The Trust agrees that Distributor's duties to such Investment Companies shall not be deemed in conflict with its duties to the Trust under this paragraph 1.2.

Distributor shall, at its own expense, finance appropriate activities which it deems reasonable, which are primarily intended to result in the sale of the Shares, including, but not limited to, advertising, compensation of underwriters, dealers and sales personnel, the printing and mailing of prospectuses to other than current Shareholders, and the printing and mailing of sales literature.

1.3.      In its capacity as distributor of the Shares, all activities of Distributor and its partners, agents, and employees shall comply with all applicable laws, rules and regulations, including, without limitation, the 1940 Act, all rules and regulations promulgated by the Commission thereunder and all rules and regulations adopted by any securities association registered under the Securities Exchange Act of 1934.

1.4.      Distributor will transmit any orders received by it for purchase or redemption of the Shares to the transfer agent and custodian for the Funds.

1.5.      Whenever in their judgment such action is warranted by unusual market, economic or political conditions, or by abnormal circumstances of any kind, the Trust's officers may decline to accept any orders for, or make any sales of, the Shares until such time as those officers deem it advisable to accept such orders and to make such sales.

1.6.      Distributor will act only on its own behalf as principal if it chooses to enter into selling agreements with selected dealers or others.

1.7.      The Trust agrees at its own expense to execute any and all documents and to furnish any and all information and otherwise to take all actions that may be reasonably necessary in connection with the qualification of the Shares for sale in such states as Distributor may designate.

1.8.      The Trust shall furnish from time to time, for use in connection with the sale of the Shares, such information with respect to the Funds and the Shares as Distributor may reasonably request. The Trust shall also furnish Distributor upon request with: (a) unaudited semi-annual statements of the Funds' books and accounts prepared by the Trust, (b) a monthly itemized list of the securities in the Funds, (c) monthly balance sheets as soon as practicable after the end of each month, and (d) from time to time such additional information regarding the financial condition of the Funds as Distributor may reasonably request.

1.9.      The Trust shall take, from time to time, all such steps, including payment of the related filing fee, as may be necessary to register the Shares under the Securities Act and to make available for sale such number of Shares as the Distributor may be expected to sell. The Trust agrees to file from time to time such amendments, reports and other documents as may be necessary in order that there may be no untrue statement of a material fact in a Registration Statement or Prospectus, or necessary in order that there may be no omission to state a material fact in the Registration Statement or Prospectus which omission would make the statements therein misleading.

1.10.    The Trust authorizes Distributor and dealers to use any prospectus in the form furnished from time to time in connection with the sale of the Shares. The Trust agrees to indemnify, defend and hold Distributor, its several partners and employees, and any person who controls Distributor within the meaning of Section 15 of the Securities Act free and harmless from and against any and all claims, demands, liabilities and expenses (including the cost of investigating or defending such claims, demands or liabilities and any counsel fees incurred in connection therewith) which Distributor, its partners and employees, or any such controlling person, may incur under the Securities Act or under common law or otherwise, arising out of or based upon any untrue statement, or alleged untrue statement, of a material fact contained in any registration statement or any prospectus or arising out of or based upon any omission, or alleged omission, to state a material fact required to be stated in either any registration statement or any prospectus or necessary to make the statements in either thereof not misleading; provided, however, that the Trust's agreement to indemnify Distributor, its partners or employees, and any such controlling person shall not be deemed to cover any claims, demands, liabilities or expenses arising out of any statements or representations as are contained in any prospectus and in such financial and other statements as are furnished in writing to the Trust by Distributor or its affiliates and used in the answers to the registration statement or in the corresponding statements made in the prospectus, or arising out of or based upon any omission or alleged omission to state a material fact in connection with the giving of such information required to be stated in such answers or necessary to make the answers not misleading; and further provided that the Trust's agreement to indemnify Distributor and the Trust's representations and warranties hereinbefore set forth in paragraph 1.9 shall not be deemed to cover any liability to the Trust or its Shareholders to which Distributor would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties, or by reason of Distributor's reckless disregard of its obligations and duties under this Agreement; and further provided that this indemnity agreement, to the extent that it might require indemnity of any person who is also an officer or Trustee of the Trust or who controls the Trust within the meaning of Section 15 of the Securities Act, shall not inure to the benefit of such officer, Trustee or controlling person unless a court of competent jurisdiction shall determine, or it shall have been determined by controlling precedent, that such result would not be against public policy as expressed in the Securities Act. The Trust's agreement to indemnify Distributor, its partners and employees and any such controlling person, as aforesaid, is expressly conditioned upon the Trust being notified of any action brought against Distributor, its partners or employees, or any such controlling person, such notification to be given by letter or by telegram addressed to the Trust at its principal office and sent to the Trust by the person against whom such action is brought, within 10 days after the summons or other first legal process shall have been served. The failure to so notify the Trust of any such action shall not relieve the Trust from any liability which the Trust may have to the person against whom such action is brought by reason of any such untrue, or allegedly untrue, statement or omission, or alleged omission, otherwise than on account of the Trust's indemnity agreement contained in this paragraph 1.10. The Trust will be entitled to assume the defense of any suit brought to enforce any such claim, demand or liability, but, in such case, such defense shall be conducted by counsel of good standing chosen by the Trust and approved by Distributor, which approval shall not be unreasonably withheld. In the event the Trust elects to assume the defense of any such suit and retain counsel of good standing approved by Distributor, the defendant or defendants in such suit shall bear the fees and expenses of any additional counsel retained by any of them; but in case the Trust does not elect to assume the defense of any such suit, or in case Distributor reasonably does not approve of counsel chosen by the Trust, the Trust will reimburse Distributor, its partners and employees, or the controlling person or persons named as defendant or defendants in such suit, for the fees and expenses of any counsel retained by Distributor or them. The Trust's indemnification agreement contained in this paragraph 1.10 and the Trust's representations and warranties in this Agreement shall remain operative and in full force and effect regardless of any investigation made by or on behalf of Distributor, its partners and employees, or any controlling person, and shall survive the delivery of any Shares.

1.11.    Distributor agrees to indemnify, defend and hold the Trust, its several officers and Trustees and any person who controls the Trust within the meaning of Section 15 of the Securities Act free and harmless from and against any and all claims, demands, liabilities and expenses (including the costs of investigating or defending such claims, demands, or liabilities and any counsel fees incurred in connection therewith) which the Trust, its officers or Trustees or any such controlling person, may incur under the Securities Act or under common law or otherwise, but only to the extent that such liability or expense incurred by the Trust, its officers or Trustees or such controlling person resulting from such claims or demands, shall arise out of or be based upon any untrue, or alleged untrue, statement of a material fact contained in information furnished in writing by Distributor to the Trust and used in the answers to any of the items of the registration statement or in the corresponding statements made in the prospectus, or shall arise out of or be based upon any omission, or alleged omission, to state a material fact in connection with such information furnished in writing by Distributor or its affiliates to the Trust required to be stated in such answers or necessary to make such information not misleading. Distributor's agreement to indemnify the Trust, its officers and Trustees, and any such controlling person, as aforesaid, is expressly conditioned upon Distributor being notified of any action brought against the Trust, its officers or Trustees, or any such controlling person, such notification to be given by letter or telegram addressed to Distributor at its principal office and sent to Distributor by the person against whom such action is brought, within 10 days after the summons or other first legal process shall have been served.

Distributor shall have the right of first control of the defense of such action, with counsel of its own choosing, satisfactory to the Trust, if such action is based solely upon such alleged misstatement or omission on Distributor's part, and in any other event the Trust, its officers or Trustees or such controlling person shall each have the right to participate in the defense or preparation of the defense of any such action. The failure to so notify Distributor of any such action shall not relieve Distributor from any liability which Distributor may have to the Trust, its officers or Trustees, or to such controlling person by reason of any such untrue or alleged untrue statement, or omission or alleged omission, otherwise than on account of Distributor's indemnity agreement contained in this paragraph 1.11.

1.12.    No Shares shall be offered by either Distributor or the Trust under any of the provisions of this Agreement and no orders for the purchase or sale of Shares hereunder shall be accepted by the Trust if and so long as the effectiveness of the registration statement then in effect or any necessary amendments thereto shall be suspended under any of the provisions of the Securities Act or if and so long as a current prospectus as required by Section 10(b)(2) of said Act is not on file with the Commission; provided, however, that nothing contained in this paragraph 1.12 shall in any way restrict or have an application to or bearing upon the Trust's obligation to repurchase Shares from any Shareholder in accordance with the provisions of the Trust's prospectus, Declaration of Trust, or Bylaws.

1.13.    The Trust agrees to advise Distributor as soon as reasonably practical by a notice in writing delivered to Distributor or its counsel:

(a)       of any request by the Commission for amendments to the registration statement or prospectus then in effect or for additional information;

(b)       in the event of the issuance by the Commission of any stop order suspending the effectiveness of the registration statement or prospectus then in effect or the initiation by service of process on the Trust of any proceeding for that purpose;

(c)       of the happening of any event that makes untrue any statement of a material fact made in the registration statement or prospectus then in effect or which requires the making of a change in such registration statement or prospectus in order to make the statements therein not misleading; and

(d)       of all action of the Commission with respect to any amendment to any registration statement or prospectus which may from time to time be filed with the Commission.

For purposes of this section, informal requests by or acts of the Staff of the Commission shall not be deemed actions of or requests by the Commission.

1.14.    Distributor agrees on behalf of itself and its partners and employees to treat confidentially and as proprietary information of the Trust all records and other information relative to the Trust and its prior, present or potential Shareholders, and not to use such records and information for any purpose other than performance of its responsibilities and duties hereunder, except, after prior notification to and approval in writing by the Trust, which approval shall not be unreasonably withheld and may not be withheld where Distributor may be exposed to civil or criminal contempt proceedings for failure to comply, when requested to divulge such information by duly constituted authorities, or when so requested by the Trust.

1.15.    This Agreement shall be governed by the laws of the State of Minnesota.

2.	Fee.

Distributor shall receive from Funds, or their classes, that have adopted a plan pursuant to Rule 12b-1 under the 1940 Act (“Plan”) a distribution fee at the rate and upon the terms and conditions set forth in such Plan.

3.	Sale and Payment.

Shares of a Fund may be subject to a sales load and may be subject to the imposition of a distribution fee pursuant to the Plan referred to in Section 2, above. To the extent that Shares of a Fund or its classes are sold at an offering price that includes a sales load or at net asset value subject to a contingent deferred sales load with respect to certain redemptions (either within a single class of Shares or pursuant to two or more classes of Shares), such Shares shall hereinafter be referred to collectively as "Load Shares" (in the case of Shares that are sold with a front-end sales load or Shares that are sold subject to a contingent deferred sales load), "Front-End Load Shares" or "CDSL Shares" and individually as a "Load Share," a "Front-End Load Share" or a "CDSL Share." Funds that contains Front-End Load Shares shall hereinafter be referred to collectively as "Load Funds" or "Front-End Load Funds" and individually as a "Load Fund" or a "Front-end Load Fund." Funds that contain CDSL Shares shall hereinafter be referred to collectively as "Load Funds" or "CDSL Funds" and individually as a "Load Fund" or a "CDSL Fund." Under this Agreement, the following provisions shall apply with respect to the sale of, and payment for, Load Shares.

3.1.      Distributor shall have the right to purchase Load Shares at their net asset value and to sell such Load Shares to the public against orders therefor at the applicable public offering price, as defined in Section 4 hereof. Distributor shall also have the right to sell Load Shares to dealers against orders therefor at the public offering price less a concession determined by Distributor, which concession shall not exceed the amount of the sales charge or underwriting discount, if any, referred to in Section 4 below.

3.2.      Prior to the time of delivery of any Load Shares by a Load Fund to, or on the order of, Distributor, Distributor shall pay or cause to be paid to the Load Fund or to its order an amount in Boston or New York clearing house funds equal to the applicable net asset value of such Shares. Distributor may retain so much of any sales charge or underwriting discount as is not allowed by Distributor as a concession to dealers.

4.	Public Offering Price.

The public offering price of a Load Share shall be the net asset value of such Load Share, plus any applicable sales charge, all as set forth in the current prospectus of the Load Fund. The net asset value of Shares shall be determined in accordance with the provisions of the Articles of Incorporation and Bylaws of the Trust and the then-current prospectus of the Load Fund.

5.	Issuance of Shares.

The Trust reserves the right to issue, transfer or sell Load Shares at net asset value (a) in connection with the merger or consolidation of the Trust or the Load Fund(s) with any other investment company or the acquisition by the Trust or the Load Fund(s) of all or substantially all of the assets or of the outstanding Shares of any other investment company; (b) in connection with a pro rata distribution directly to the holders of Shares in the nature of a stock dividend or split; (c) upon the exercise of subscription rights granted to the holders of Shares on a pro rata basis; (d) in connection with the issuance of Load Shares pursuant to any exchange and reinvestment privileges described in any then-current prospectus of the Load Fund; and (e) otherwise in accordance with any then-current prospectus of the Load Fund.

6.	Anti-Money Laundering.

The parties acknowledge that they are financial institutions subject to the USA Patriot Act of 2001 and the Bank Secrecy Act (collectively, the “AML Acts”), which require among other things, that financial institutions adopt compliance programs to guard against money laundering. The parties further acknowledge that they are in compliance and will continue to comply with the AML Acts and applicable anti-money laundering rules of self regulatory organizations, including 3011 of the NASD, in all relevant respects.

7.	Term, Duration and Termination.

This Agreement shall become effective with respect to each Fund listed on Schedule A hereof as of the date first written above (or, if a particular Fund is not in existence on such date, on the date an amendment to Schedule A to this Agreement relating to that Fund is executed) and, unless sooner terminated as provided herein, shall continue for one year. Thereafter, if not terminated, this Agreement shall continue with respect to a particular Fund automatically for successive one-year terms, provided that such continuance is specifically approved at least annually by (a) by the vote of a majority of those members of the Trust's Board of Trustees who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting for the purpose of voting on such approval and (b) by the vote of the Trust's Board of Trustees or the vote of a majority of the outstanding voting securities of such Fund. This Agreement is terminable without penalty, on not less than sixty days' prior written notice, by the Trust's Board of Trustees, by vote of a majority of the outstanding voting securities of the Trust or by the Distributor. This Agreement will also terminate automatically in the event of its assignment. (As used in this Agreement, the terms "majority of the outstanding voting securities," "interested persons" and "assignment" shall have the same meanings as ascribed to such terms in the 1940 Act.).

IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed by their officers designated below as of the day and year first written below.

TAMARACK FUNDS TRUST		TAMARACK DISTRIBUTORS INC.

By:	/s/ Erik R. Preus	By:	/s/ Erik R. Preus
Title:	President	Title:	President
Date:	7/23/08	Date:	7/23/08

SCHEDULE A

TO THE DISTRIBUTION AGREEMENT

BETWEEN TAMARACK FUNDS TRUST

AND TAMARACK DISTRIBUTORS INC.

Tamarack Large Cap Growth Fund

Tamarack Mid Cap Growth Fund

Tamarack SMID Cap Growth Fund

Tamarack Enterprise Fund

Tamarack Small Cap Core Fund

Tamarack Microcap Value Fund

Tamarack Value Fund

Tamarack Quality Fixed Income Fund

Tamarack Tax-Free Income Fund

Access Capital Community Investment Fund